Exhibit 99.1

TransAtlantic Petroleum Corp.

Reports Second Quarter 2009 Financial Results and Updates Drilling Activity

FOR IMMEDIATE RELEASE

Calgary, Alberta (August 14, 2009) – TransAtlantic Petroleum Corp. (TSX: TNP) (OTCBB: TAPFF.OB) announced today its financial results for the quarter ended June 30, 2009. The Company’s financial results are prepared in accordance with U.S. GAAP and the reporting currency is U.S. dollars.

Selected Financial Highlights

Petroleum revenues for the second quarter of 2009 were $7.4 million, up from $47,000 in the second quarter of 2008. This increase is due to the acquisition of Incremental Petroleum Limited (“Incremental”) and its operating revenues from the Selmo oil field in Turkey. Total production from the Selmo oil field for the three months ended June 30, 2009 was 143,735 gross barrels, or 1,580 barrels per day. The Company sold 124,368 barrels net of royalty at an average realized price of $59.59 per barrel during the second quarter of 2009.

The consolidated net loss for the second quarter of 2009 was $7.1 million, or $0.04 per diluted share, compared to consolidated net loss of $920,000, or $0.01 per diluted share for the second quarter of 2008. The net loss for the second quarter of 2009 is primarily composed of production expenses of $2.2 million, seismic and other exploration costs of $1.2 million, depreciation, depletion and amortization expense of $2.5 million, general and administrative expense of $3.1 million, international oil and gas activities expense of $2.2 million and interest and other expense of $1.7 million.

The consolidated net loss for the six months ended June 30, 2009 was $20.6 million, or $0.13 per diluted share, compared to consolidated net loss of $2.0 million, or $0.04 per diluted share, for the six months ended June 30, 2008. The net loss for the first six months of 2009 is primarily composed of production expenses of $3.2 million, seismic and other exploration costs of $3.6 million, depreciation, depletion and amortization expense of $3.8 million, general and administrative expense of $4.8 million, international oil and gas activities expense of $5.6 million, interest and other expense of $2.4 million and a foreign exchange loss of $4.2 million related to the Company’s financing of the acquisition of Incremental in the first quarter of 2009.

As of June 30, 2009, the Company had cash and cash equivalents of $79.1 million, $2.8 million in short-term debt, $492,000 in long-term debt, and working capital of $64.4 million compared to cash and cash equivalents of $30.1 million, no debt, and working capital of $28.9 million at December 31, 2008.

Earnings Call

As previously announced, the Company will host a conference call to discuss these results and an operational update today, August 14, at 8:30 a.m. Eastern, 7:30 a.m. Central. To access the call, please contact the conference call operator at 800-500-0920, or 719-325-2481 for international calls, approximately 10 minutes prior to the scheduled start time, and ask for the TransAtlantic conference call. The pass code is 1634484. A replay will be available until 12:00 p.m. Eastern on September 14, 2009. To access the conference call or conference call materials via the Internet, go to the Company’s website at http://www.transatlanticpetroleum.com. To access the conference call and replay, click on “Investors”, select “Events”, and click on “Link” found below the event listing.

Drilling Update

The Company is now drilling in Turkey, Morocco, and Romania. “Our pace of activity is beginning to accelerate as the crews become more familiar with the rigs and we near completion of shipping on our major supply and maintenance stock piles,” said Malone Mitchell, the Company’s chairman.

In southeastern Turkey, the Company has drilled the Atesler #1 well and encountered mud log and sample oil shows in the Mardin dolomite, the target formation. Completion efforts on the well are underway. The Company has also commenced drilling the S-54 well, its first well in the Selmo oil field, and is near total depth.

The Company has conducted operations on 4 wells in the Edirne gas field in the Thrace Basin in northwestern Turkey. Two wells were drilled and four wells, including the two wells drilled, were completed. The Company expects to begin selling gas from the Edirne gas field in the fourth quarter of 2009, subject to completion of a gas gathering facility.

In Morocco, the Company is one exploration well on the Ouezzane-Tissa exploration permit and one well on the Tselfat exploration permit. The Company has switched to an oil-based mud system to alleviate drilling problems encountered. “Our learning curve is improving. I do know that we will get better and that we have saved money utilizing our own equipment rather than outside contractors,” Mr. Mitchell added.

In Romania, the Company has drilled two wells on the Izvoru license. The Company expects to complete those wells in the fourth quarter of 2009.

About TransAtlantic

TransAtlantic Petroleum Corp. is a vertically integrated, international energy company engaged in the acquisition, development, exploration, and production of crude oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Morocco, Romania, and California. Additional information about the Company may be obtained by visiting the Company’s website, www.transatlanticpetroleum.com.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Contact:

Matt McCann, CEO

Scott C. Larsen, President

Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	5910 N. Central Expressway
Suite 1755
Dallas, Texas 75206

This news release contains statements regarding expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.